Exhibit (a)(1)(ii)

Offer to Purchase

O'CONNOR FUND OF FUNDS: LONG/SHORT CREDIT STRATEGIES LLC
677 WASHINGTON BOULEVARD
STAMFORD, CONNECTICUT 06901

OFFER TO PURCHASE UP TO 100% OF THE OUTSTANDING
LIMITED LIABILITY COMPANY INTERESTS AT NET ASSET VALUE
DATED SEPTEMBER 23, 2013

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
THE END OF THE DAY ON MONDAY, OCTOBER 21, 2013, AT 12:00 MIDNIGHT, NEW
YORK TIME, UNLESS THE OFFER IS EXTENDED

No action is required if you do not wish to sell any of your limited liability company interests at this time. This is simply notification of the Fund's tender offer.

To the Investors of O'Connor Fund of Funds: Long/Short Credit Strategies LLC:

O'Connor Fund of Funds: Long/Short Credit Strategies LLC, a closed-end, non-diversified, management investment company organized as a Delaware limited liability company (the "Fund"), is offering to purchase on the terms and conditions set forth in this offer to purchase ("Offer to Purchase") and the related Letter of Transmittal (which together with the Offer to Purchase constitute the "Offer") up to 100% of its issued and outstanding interests (the "Interests") pursuant to tenders by investors at a price equal to their estimated net asset value as of December 31, 2013.  (As used in this Offer, the term "Interest," or "Interests," as the context requires, shall refer to the interests in the Fund and portions thereof representing beneficial interests in the Fund.)  If the Fund elects to extend the tender period for any reason beyond December 31, 2013, for the purpose of determining the purchase price for tendered Interests the estimated net asset value of such Interests generally will be determined at the close of business on the last business day of the month in which the tender offer actually expires.  The Fund reserves the right to adjust the date on which the estimated net asset value of Interests will be determined to correspond with any extension of the Offer.  This Offer is being made to all investors of the Fund and is not conditioned on any minimum amount of Interests being tendered, but is subject to certain conditions described below.  Interests are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the Fund's Amended and Restated Limited Liability Company Agreement, dated as of May 1, 2013 (the "L.L.C. Agreement").

Investors should realize that the net asset value of the Fund (and therefore the net asset value of the Interests held by each investor) likely will change between July 31, 2013 (the most recent date as of which net asset value is available) and December 31, 2013, when the value of the Interests tendered to the Fund will be determined for purposes of calculating the purchase price of such Interests.  Tendering investors should also note that although the tender offer expires on October 21, 2013, they remain investors in the Fund until December 31, 2013, when the estimated net asset value of their Interests is calculated.  The Fund determines the estimated net asset value at least monthly, based on the information it receives from the managers of the investment funds in which it invests, and may determine the estimated net asset value more frequently.  Any tendering investors that wish to obtain the most current estimated net asset value of their Interests on this basis should contact their Financial Advisor.

You hereby are notified of changes to the Fund's investment program, and are being afforded an opportunity to tender your Interests to the Fund for repurchase in accordance with the procedures described in the Offer to Purchase.  At a meeting of the Board of Directors of the Fund (the "Board") held on September 17, 2013, the Board approved changing the Fund's investment program to one that seeks to provide diversification among traditional fixed-income portfolios.  Effective as of January 1, 2014, the Fund will seek to achieve its objective by deploying its assets primarily among a select group of portfolio managers (the "Investment Managers") that may employ a wide range of fixed-income and derivative (and, to a lesser extent, equity) strategies to take advantage of market opportunities and pricing inefficiencies between the perceived value of a debt or equity obligation (an "Obligation") and its market value.  Please see Section 11 hereof for additional information regarding the Investment Managers' investment strategies.

While the Fund is offering to purchase up to 100% of its issued and outstanding Interests in the Offer, the independent Directors of the Fund may, in the exercise of their fiduciary duties on behalf of those investors who would remain in the Fund following the Offer, determine to cancel the Offer and decide instead to liquidate the Fund.  A decision to liquidate the Fund would likely occur if, among other reasons, the value of Interests tendered by investors exceeds an amount that may adversely affect the ability of UBS Alternative and Quantitative Investments LLC, the Fund's investment adviser (the "Adviser"), to continue to manage effectively the Fund's portfolio.  Any decision to liquidate the Fund would be made by the independent Directors based on advice from the Adviser regarding the viability of the Fund after accounting for all requested tenders.  Other factors to be considered in determining the continuing viability of the Fund include the projected aggregate expense ratio of the Fund following consummation of the Offer, the projected liquidity of the balance of the Fund's portfolio and overall market volatility.  In the event that the Tender Offer is not cancelled, it is expected that cash payments would be made during January 2014.  Should the Fund be placed into liquidation, however, the Adviser will provide investors with additional guidance with respect to the exact timing of final payments but initial liquidation payments would be expected to commence during the first quarter of 2014.

Investors desiring to tender all or any portion of their Interests in the Fund in accordance with the terms of the Offer should complete and sign the attached Letter of Transmittal (the last page will suffice) and mail or fax it to the Fund in the manner set forth below.

IMPORTANT

Neither the Fund, nor the Adviser, nor any of the Directors makes any recommendation to any investor as to whether to tender or refrain from tendering Interests.  Investors must make their own decisions whether to tender Interests, and, if so, the portion of their Interests to tender.

Because each investor's investment decision is a personal one, based on its financial circumstances, no person has been authorized to make any recommendation on behalf of the Fund as to whether investors should tender Interests pursuant to the Offer.  No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained herein or in the Letter of Transmittal.  If given or made, such recommendation and such information and representations must not be relied on as having been authorized by the Fund.

This transaction has not been approved or disapproved by the Securities and Exchange Commission nor has the Securities and Exchange Commission or any state securities commission passed on the fairness or merits of such transaction or on the accuracy or adequacy of the information contained in this document.  Any representation to the contrary is unlawful.

Questions and requests for assistance and requests for additional copies of the Offer may be directed to the Fund's Administrator, BNY Mellon Investment Servicing (US) Inc. ("BNY").

O'Connor Fund of Funds: Long/Short Credit Strategies LLC
c/o BNY Mellon Investment Servicing (US) Inc.
P.O. Box 857
Claymont, Delaware 19703-9911
Phone:	(877) 431-1973
Fax:	(302) 793-8201
(302) 793-8202
Attention:	Tender Offer Administrator

TABLE OF CONTENTS

1.	Background and Purpose of the Offer	6
2.	Offer to Purchase and Price	7
3.	Amount of Tender	9
4.	Procedure for Tenders	10
5.	Withdrawal Rights	10
6.	Purchases and Payment	11
7.	Certain Conditions of the Offer	13
8.	Certain Information About the Fund	14
9.	Certain Federal Income Tax Consequences	15
10.	Disclosure Provisions	16
11.	Change in the Fund's Investment Program	17
12.	Miscellaneous	21

Summary Term Sheet

•
As we said in your Fund's offering documents, we will buy your Interests at their estimated net asset value (that is, the estimated value of the Fund's assets minus its liabilities, multiplied by the proportionate interest in the Fund you desire to sell).  This offer will remain open until the end of the day on October 21, 2013, at 12:00 midnight,  New York time.  Estimated net asset value will be calculated for this purpose on December 31, 2013 (the "Valuation Date").  To make sure we have calculated net asset value correctly, we will check it during the Fund's audit for calendar year 2013, which we expect will be completed in February 2014.

•
The Fund is offering to purchase up to 100% of its issued and outstanding Interests, thereby permitting all investors to tender their entire Interest in the Fund.  The independent Directors of the Fund, however, may, in the exercise of their fiduciary duties on behalf of those investors who would remain in the Fund following the Offer, determine to cancel the Offer and decide instead to liquidate the Fund.

•	You may tender your entire Interest or a portion of your Interest.

•
If you tender your entire Interest, you will receive payment within approximately five business days after October 21, 2013, consisting of two promissory notes that will be held for you by BNY.  The first promissory note will provide for payment to you of an amount equal to 95% of the unaudited net asset value of your Interest determined as of the Valuation Date.  Payment of the first promissory note is expected to be made, in one or more installments, within 60 calendar days after the Valuation Date.  You will also receive a promissory note providing for a contingent payment equal to approximately 5% of the value of your Interest that will be paid to you after completion of the Fund's audit for calendar year 2013, which we expect will be completed in February 2014.

•
If you tender part of your Interest, leaving a remaining capital account balance of at least $50,000 ($25,000 for certain investors, as disclosed in the Fund's prospectus), you will receive payment within approximately five business days after October 21, 2013, consisting of a promissory note that will be held for you by BNY.  It is expected that this promissory note will provide for payment to you of an amount equal to 100% of the unaudited net asset value of the tendered portion of your Interest determined as of the Valuation Date.  Payment of this promissory note is expected to be made, in one or more installments, within 60 calendar days after the Valuation Date.

•
The Fund has retained the option to pay all or a portion of the repurchase price for Interests by distributing securities in kind to investors on a pro rata basis.  The Fund has also retained the option to hold back up to 5% of the value of any partial tender made by an investor and to pay the balance with a separate promissory note providing for a contingent payment after completion of the Fund's audit for calendar year 2013.  The Fund may exercise either option in the extraordinary event that the Board determines that it is necessary to avoid or mitigate any adverse effect of the Offer on the remaining investors.  It is not presently anticipated, however, that either option will be exercised by the Fund.

•
Following this summary is a formal notice of our offer to purchase your Interests.  Our offer remains open to you until the end of the day on October 21, 2013, at 12:00 midnight.  Until this time, you have the right to change your mind and withdraw your Interests from consideration for purchase.  If we do not accept your Interests by the end of the day on October 21, 2013, at 12:00 midnight, you may still withdraw your Interests at any time after November 18, 2013, so long as your offer has not been accepted.  You may also withdraw your Interests at other times with the Fund's consent.

•
If you would like us to purchase your Interests, you should mail or fax a Letter of Transmittal (the last page of the letter will suffice), enclosed with our offer, to BNY at the address/fax number listed on page 2 of this Offer to Purchase, so that it is received before the end of the day on October 21, 2013, at 12:00 midnight.  Of course, the net asset value of the Fund (and therefore the net asset value of the Interests held by each investor) is likely to change between July 31, 2013 and December 31, 2013, when the estimated value of your Interests will be determined for purposes of calculating your purchase price.  The net asset value of your Interests is determined at least monthly and may be determined more frequently.

•	If you would like to obtain the most current estimated net asset value of your Interests, you may contact your Financial Advisor.

•
Please note that just as you have the right to withdraw your Interests, we have the right to cancel, amend or postpone this offer at any time before the end of the day on October 21, 2013, at 12:00 midnight.  Also realize that although the tender offer expires on October 21, 2013, tendering investors remain investors in the Fund until December 31, 2013, when the estimated net asset value of their Interests is calculated.

•
If you elect to tender, it is your responsibility to confirm receipt of the Letter of Transmittal with BNY.  To assure good delivery, please send the Letter of Transmittal to BNY and not to your Financial Advisor.  If you fail to confirm receipt of your Letter of Transmittal with BNY, there can be no assurance that your tender has been received by the Fund.

1.           Background and Purpose of the Offer.  The purpose of the Offer is to provide liquidity to investors who hold Interests as contemplated by and in accordance with the procedures set forth in the Fund's prospectus (the "Prospectus") and the L.L.C. Agreement.  The Prospectus and the L.L.C. Agreement, which were provided to each investor in advance of subscribing for Interests, provide that the Directors have the discretion to determine whether the Fund will repurchase Interests from investors from time to time pursuant to written tenders.  The Prospectus also states that the Adviser expects that generally it will recommend to the Directors that the Fund repurchase Interests from investors at least once each year.  Because there is no secondary trading market for Interests and transfers of Interests are prohibited without prior approval of the Fund, the Directors have determined, after consideration of various matters, including, but not limited to, those set forth in the Prospectus, that the Offer is in the best interests of investors of the Fund to provide liquidity for Interests as contemplated in the Prospectus and the L.L.C. Agreement.  The Directors intend to consider the continued desirability of the Fund making an offer to purchase Interests at least once each year (currently anticipated to commence in September), but the Fund is not required to make any such offer.

The purchase of Interests pursuant to the Offer will have the effect of decreasing the size of the Fund and increasing the proportionate interest in the Fund of investors who do not tender Interests.  A reduction in the aggregate assets of the Fund may result in investors who do not tender Interests bearing higher costs to the extent that certain expenses borne by the Fund are relatively fixed and may not decrease if assets decline.  These effects may be reduced or eliminated to the extent that additional subscriptions for Interests are made from time to time.

The Offer is subject to being cancelled if any of the conditions described in Section 7 hereof occur.  Most significantly, the independent Directors of the Fund may determine to liquidate the Fund if the amount of Interests being tendered in the Offer exceeds an amount that may adversely affect the ability of the Adviser to continue to manage effectively the Fund's portfolio.

Interests that are tendered to the Fund in connection with this Offer will be retired, although the Fund may issue new Interests from time to time.

2.           Offer to Purchase and Price.  The Fund will purchase, upon the terms and subject to the conditions of the Offer, up to 100% of those outstanding Interests that are properly tendered by and not withdrawn (in accordance with Section 5 below) before the end of the day on October 21, 2013, at 12:00 midnight, New York time (such date and time being hereinafter called the "Initial Expiration Date").  The purchase price of an Interest tendered will be its estimated net asset value as of the close of business on the Valuation Date or, if the Fund elects to extend the tender period beyond the Valuation Date, the purchase price of an Interest tendered will be its estimated net asset value as of the close of business on the last business day of the month in which the tender offer actually expires, payable as set forth in Section 6.  The Fund reserves the right to adjust the date on which the estimated net asset value of Interests will be determined to correspond with any extension of the Offer.  The later of the Initial Expiration Date or the latest time and date to which the Offer is extended hereinafter is called the "Expiration Date."  The Fund reserves the right to extend, amend or cancel the Offer as described in Sections 3 and 7 below.  The table below shows the estimated unaudited net asset value, as of July 31, 2013, of an initial capital contribution of $250,000 made as of the dates on which initial investments in the Fund were accepted:

Month Initial Contribution Made	Unaudited Estimated Net Asset Value as of July 31, 2013	Month Initial Contribution Made	Unaudited Estimated Net Asset Value as of July 31, 2013

August 2002	$472,566	March 2003	$447,179
September 2002	$472,842	April 2003	$441,483
October 2002	$472,412	May 2003	$430,805
November 2002	$472,808	June 2003	$422,509
December 2002	$465,532	July 2003	$415,929
January 2003	$460,046	August 2003	$412,688
February 2003	$451,414	September 2003	$409,783

October 2003	$403,365	February 2008	$251,766
November 2003	$396,451	March 2008	$255,876
December 2003	$392,646	April 2008	$260,150
January 2004	$387,208	May 2008	$257,483
February 2004	$380,046	June 2008	$251,836
March 2004	$378,682	July 2008	$251,113
April 2004	$378,613	August 2008	$258,202
May 2004	$377,157	September 2008	$259,652
June 2004	$377,323	October 2008	$282,990
July 2004	$374,642	November 2008	$313,564
September 2004	$372,141	December 2008	$329,157
October 2004	$369,617	January 2009	$345,739
November 2004	$367,601	February 2009	$341,555
December 2004	$360,188	March 2009	$341,187
January 2005	$352,113	April 2009	$343,714
February 2005	$353,303	May 2009	$338,263
March 2005	$350,326	June 2009	$329,611
April 2005	$351,133	July 2009	$324,892
May 2005	$353,066	August 2009	$315,916
June 2005	$353,883	September 2009	$310,216
July 2005	$351,351	October 2009	$303,514
August 2005	$348,269	November 2009	$298,405
September 2005	$345,441	December 2009	$296,925
October 2005	$342,576	January 2010	$295,110
November 2005	$342,237	February 2010	$292,503
January 2006	$337,402	March 2010	$293,195
February 2006	$331,291	April 2010	$291,141
April 2006	$322,811	May 2010	$289,999
June 2006	$309,563	June 2010	$293,832
July 2006	$309,906	July 2010	$293,922
August 2006	$310,850	August 2010	$291,019
September 2006	$308,347	September 2010	$290,771
November 2006	$302,757	October 2010	$287,504
May 2007	$276,502	November 2010	$282,514
June 2007	$271,146	December 2010	$282,073
July 2007	$267,719	January 2011	$271,562
August 2007	$259,886	February 2011	$267,595
September 2007	$259,664	March 2011	$264,780
October 2007	$254,987	April 2011	$264,876
November 2007	$244,888	May 2011	$263,682
December 2007	$246,575	June 2011	$264,612
January 2008	$246,250	July 2011	$267,405

August 2011	$266,857	September 2012	$266,733
September 2011	$273,603	October 2012	$263,716
October 2011	$278,828	December 2012	$259,368
November 2011	$277,530	January 2013	$262,105
December 2011	$280,418	February 2013	$257,219
January 2012	$283,029	March 2013	$256,101
February 2012	$280,012	April 2013	$253,305
March 2012	$278,543	June 2013	$249,190
April 2012	$276,610

As of the close of business on August 1, 2013, there was approximately $185,909,801 outstanding in capital of the Fund held in Interests (based on the unaudited estimated net asset value of such Interests).  The Fund determines its estimated net asset value at least monthly and may determine its estimated net asset value more frequently.  Investors may obtain the most current information regarding the estimated net asset value of their Interests by contacting their Financial Advisor.  Of course, the net asset value of the Fund (and therefore the net asset value of the Interests held by each investor) likely will change between July 31, 2013 and December 31, 2013, when the value of the Interests tendered by investors will be determined for purposes of calculating the purchase price of such Interests and the time that investors will cease to be investors in the Fund.

3.           Amount of Tender.  Subject to the limitations set forth below, investors may tender their entire Interest or a portion of their Interest.  However, if an investor wishes to tender for repurchase only a portion of such investor's Interest, the investor's remaining capital account balance (i.e., the investor's capital account balance determined as of July 31, 2013, less the dollar amount of the investor's partial tender) must be equal to at least $50,000 ($25,000 for certain investors, as disclosed in the Fund's Prospectus).  If an investor tenders an amount that would cause the investor's capital account balance to fall below the required minimum, the Fund reserves the right to reduce the amount to be purchased from such investor so that the required minimum balance is maintained.  If, solely as a result of a decline in the net asset value of the Fund between July 31, 2013 and December 31, 2013, your remaining capital account balance as of December 31, 2013, net of the amount of any partial tender you have made, is below $50,000 (or, as applicable, $25,000), the Fund will not reduce the amount of your tender.  The Offer is being made to all investors of the Fund and is not conditioned on any minimum amount of Interests being tendered.

The Fund will, on the terms and subject to the conditions of the Offer, purchase all of the Interests so tendered unless the Fund elects to cancel or amend the Offer, or postpone acceptance of tenders made pursuant to the Offer, as provided in Section 7 below.  Based on the July 31, 2013 estimated net asset value of the Fund, the Adviser beneficially owns $57,711 in Interests and does not intend to tender any of its Interests in the Offer.

4.           Procedure for Tenders.  Investors wishing to tender Interests pursuant to the Offer should mail a completed and executed Letter of Transmittal (the last page will suffice) to BNY, to the attention of Tender Offer Administrator, at the address set forth on page 2, or fax a completed and executed Letter of Transmittal to BNY, also to the attention of Tender Offer Administrator, at the fax numbers set forth on page 2.  The completed and executed Letter of Transmittal must be received by BNY, either by mail or by fax, no later than the Expiration Date.  The Fund recommends that all documents be submitted to BNY by certified mail, return receipt requested, or by facsimile transmission.  If an investor elects to tender, it is the tendering investor's responsibility to confirm receipt of the Letter of Transmittal or other document with BNY.

Investors are responsible for confirming receipt of a Letter of Transmittal and, therefore, must contact BNY at the address and phone number set forth on page 2.  Please allow 48 hours for your Letter of Transmittal to be processed prior to contacting BNY to confirm receipt.  If you fail to confirm receipt of your Letter of Transmittal, there can be no assurance that your tender has been received by the Fund.  The method of delivery of any documents is at the election and complete risk of the investor tendering an Interest, including, but not limited to, the failure of BNY to receive the Letter of Transmittal or any other document.  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, and such determination shall be final and binding.  The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which would, in the opinion of counsel for the Fund, be unlawful.  The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender or withdrawal with respect to any particular Interest or any particular investor, and the Fund's interpretation of the terms and conditions of the Offer will be final and binding.  Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Fund shall determine.  Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived.  Neither the Fund nor the Adviser nor Directors of the Fund shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

5.           Withdrawal Rights.  Any investor tendering an Interest pursuant to this Offer may withdraw its tender (a) at any time on or before the Expiration Date, (b) at any time after November 18, 2013, if Interests have not then been accepted by the Fund, and (c) at any other time prior to December 31, 2013, but only with the Fund's consent.  Any withdrawal request made pursuant to clause (c) of this Section 5 will be subject to the Fund's absolute discretion whether to honor such request and will depend on the Fund's operational capacity to process such withdrawal request as well as various other factors including the investor's overall relationship with UBS AG and its affiliates ("UBS"), the investor's holdings in other funds affiliated with UBS, and such other matters as the Fund considers relevant at the time.  To be effective, any notice of withdrawal must be timely received by BNY at the address or fax numbers set forth on page 2.  Such receipt should be confirmed by the investor in accordance with the procedures set out in Section 4 above.  A form to use to give notice of withdrawal is available by calling BNY at the phone number indicated on page 2.  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Fund, in its sole discretion, and such determination shall be final and binding.  Interests properly withdrawn shall not thereafter be deemed to be tendered for purposes of the Offer.  However, withdrawn Interests may again be tendered prior to the Expiration Date by following the procedures described in Section 4.  You are responsible for confirming that any notice of withdrawal is received by BNY.  If you fail to confirm receipt of a notice of withdrawal with BNY, there can be no assurance that any withdrawal you may make will be honored by the Fund.

6.           Purchases and Payment.  For purposes of the Offer, the Fund will be deemed to have accepted (and thereby purchased) Interests that are tendered as, if and when it gives written notice to the tendering investor of its election to purchase such Interest.  As stated in Section 2 above, the purchase price of an Interest tendered by any investor will be the estimated net asset value thereof as of the close of business on the Valuation Date.  The estimated net asset value will be determined after all allocations to capital accounts of the investors required to be made by the L.L.C. Agreement.  If the Fund elects to extend the tender period for any reason beyond the Valuation Date, for the purpose of determining the purchase price for tendered Interests the estimated net asset value of such Interests generally will be determined at the close of business on the last business day of the month in which the tender offer actually expires.  The Fund reserves the right to adjust the date on which the estimated net asset value of Interests will be determined to correspond with any extension of the Offer.

Investors may tender their entire Interest or a portion of their Interest (subject to their maintenance of a minimum capital account balance as described in Section 3 above).  In either case, payment to a tendering investor whose tender is accepted will be made within approximately five business days after the Expiration Date and will consist of one or two promissory notes.  The Directors of the Fund believe that payment of an investor's tender amount in the form of promissory notes is in the best interests of investors as it will permit those investors who wish to withdraw from the Fund to do so with greater ease.  The promissory notes will be held for the investors by BNY, will not be transferable, and will be payable in cash in the manner set forth below.

Investors Tendering Their Entire Interest.  An investor that tenders its entire Interest will receive two promissory notes.  The first promissory note (the "95% Note") will be in an amount equal to approximately 95% of the unaudited net asset value of the investor's Interest (determined as of the Valuation Date).  The 95% Note will be paid in one or more payments, without interest, following the receipt by the Fund from time to time of cash amounts derived from several potential sources, including the proceeds of withdrawals and redemptions from underlying investment funds, possible borrowings and the proceeds of sales of new Interests.  The Fund expects that full payment of the 95% Note will be made on or before the 60th day following the Valuation Date; however, delays in the receipt by the Fund of sufficient cash amounts caused by delays in payments of redemption or withdrawal proceeds from underlying investment funds, among other reasons, could extend the payment period on the 95% Note.

Each investor that tenders its entire Interest will also receive a promissory note (the "Contingent Payment Note") that will be in an amount equal to the excess, if any, of (a) the net asset value of the investor's Interest as of the Valuation Date, as it may be adjusted based on the audited financial statements of the Fund for calendar year 2013, over (b) the amount of the 95% Note.  An investor's Contingent Payment Note will be payable in cash as soon as practicable after completion of the audit of the financial statements of the Fund for calendar year 2013.  It is anticipated that the audit of the Fund's financial statements for calendar year 2013 will be completed by no later than 60 days after the end of the year.  Any amounts payable under the Contingent Payment Note will include interest, if any, earned on an amount, deposited by the Fund in a segregated custodial account, equal to approximately 5% of the estimated unaudited net asset value of the Interest tendered by the investor and accepted by the Fund.

Investors Tendering a Portion of Their Interest.  An investor that tenders for repurchase only a portion of the investor's Interest will receive a promissory note (the "Partial Tender Note") that will entitle the investor to a payment in cash in an amount equal to 100% of the unaudited net asset value of the tendered portion of the investor's Interest (determined as of the Valuation Date), subject to any extraordinary hold-back described below.  The Partial Tender Note will be paid in one or more payments, without interest, following the receipt by the Fund from time to time of cash amounts derived from several potential sources, including the proceeds of withdrawals and redemptions from underlying investment funds, possible borrowings and the proceeds of sales of new Interests.  The Fund expects that full payment of the Partial Tender Note will be made on or before the 60th day following the Valuation Date; however, delays in the receipt by the Fund of sufficient cash amounts caused by delays in payments of redemption or withdrawal proceeds from underlying investment funds, among other reasons, could extend the payment period on the Partial Tender Note.

Although it is not presently contemplated, the Fund has retained the option to hold back up to 5% of the value of any partial tender made by an investor and to pay the balance with a separate promissory note in the extraordinary event that the Board determines that it is necessary to avoid or mitigate any adverse effect of the Offer on the Fund's remaining investors.  Payment on any such separate promissory note would be made in cash as soon as practicable after completion of the audit of the financial statements of the Fund for calendar year 2013.

The Fund will deposit the amounts payable under all promissory notes (collectively, the "Notes") in separate accounts with BNY.  All cash payments described above (together, the "Cash Payments") will be made by wire transfer directly to the tendering investor's brokerage account with UBS Financial Services Inc. ("UBS Financial Services"), if such investor has a UBS Financial Services account.  Cash Payments wired directly to brokerage accounts will be subject upon withdrawal from such accounts to any fees that UBS Financial Services would customarily assess upon the withdrawal of cash from such brokerage account.  If such investor does not have a UBS Financial Services account, the Cash Payments will be sent directly to its mailing address as listed in the Fund's records, unless such investor advises the Fund in writing of a change in its mailing address.

The Fund will seek to obtain cash in the aggregate amount necessary to pay the purchase price for Interests acquired pursuant to the Offer from several potential sources, including cash on hand, the proceeds of withdrawals and redemptions from underlying investment funds held by the Fund, possible borrowings and the proceeds of sales of new Interests.  There can be no assurances, however, that there will not be delays in the making of any of the Cash Payments provided for above.  This may occur, among other reasons, if underlying investment funds are unable to liquidate their portfolio securities because of market disruptions or because underlying investment funds impose limitations, or "gates," on the amount that investors may withdraw or redeem, or otherwise delay making payments to withdrawing or redeeming investors, or because the Fund has been precluded from borrowing under a credit facility either because of a default by the Fund, or a failure by the Fund to satisfy a borrowing condition or because of a failure by the lender to honor a drawdown.

Although it is not presently contemplated, the Fund has retained the option to pay all or a portion of the repurchase price for Interests by distributing securities in kind to investors on a pro rata basis in the extraordinary event that the Board determines that it is necessary to avoid or mitigate any adverse effect of the Offer on the remaining investors.  Securities so distributed may be marketable securities but may also be illiquid securities, including non-transferable interests in liquidating trusts established by the Fund for the purpose of liquidating illiquid securities previously held in the Fund's portfolio.

7.           Certain Conditions of the Offer.  The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying investors of such extension.  If the Fund elects to extend the tender period for any reason beyond the Valuation Date, for the purpose of determining the purchase price for tendered Interests the estimated net asset value of such Interests generally will be determined at the close of business on the last business day of the month in which the tender offer actually expires.  The Fund reserves the right to adjust the date on which the estimated net asset value of Interests will be determined to correspond with any extension of the Offer.  During any such extension, all Interests previously tendered and not withdrawn will remain subject to the Offer.  The Fund also reserves the right, at any time and from time to time, up to and including acceptance of tenders pursuant to the Offer, to: (a) cancel the Offer in the circumstances set forth in the following paragraph and in the event of such cancellation, not to purchase or pay for any Interests tendered pursuant to the Offer; (b) amend the Offer; or (c) postpone the acceptance of Interests.  If the Fund determines to amend the Offer or to postpone the acceptance of Interests tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided above and will promptly notify investors.

The Fund may cancel the Offer, amend the Offer or postpone the acceptance of tenders made pursuant to the Offer if:  (a) the Fund would not be able to liquidate portfolio securities in a manner that is orderly and consistent with the Fund's investment objectives and policies in order to purchase Interests tendered pursuant to the Offer; (b) there is, in the Directors' judgment, any (i) legal action or proceeding instituted or threatened challenging the Offer or that otherwise would have a material adverse effect on the Fund, (ii) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State that is material to the Fund, (iii) limitation imposed by Federal or state authorities on the extension of credit by lending institutions, (iv) suspension of trading on any organized exchange or over-the-counter market where the Fund has a material investment, (v) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States that is material to the Fund, (vi) material decrease in the estimated net asset value of the Fund from the estimated net asset value of the Fund as of the commencement of the Offer, or (vii) other event or condition that would have a material adverse effect on the Fund or its investors if Interests tendered pursuant to the Offer were purchased; (c) the independent Directors of the Fund determine to liquidate the Fund after due consideration of the amount of Interests being tendered in the Offer, the amount of Interests that would remain in the Fund if the Offer were consummated, and other factors considered by the independent Directors, including the ability of the Adviser to continue to manage effectively the Fund's portfolio in accordance with the Fund's Prospectus, and the projected aggregate expense ratio of the Fund following consummation of the Offer; or (d) the independent Directors of the Fund determine that it is not in the best interest of the Fund to purchase Interests pursuant to the Offer.  However, there can be no assurance that the Fund will exercise its right to extend, amend or cancel the Offer or to postpone acceptance of tenders pursuant to the Offer.  If conditions qualifying as war or armed hostilities as expressed in Section 7(b)(v) above occur (and, at present, the Fund does not believe these conditions exist), and the Directors waive the Fund's rights under this Section 7, they will determine whether such waiver constitutes a material change to the Offer.  If they determine that it does, the Offer will remain open for at least five business days following the waiver and investors will be notified of this occurrence.

The Fund currently is party to a secured Credit Agreement among State Street Bank and Trust Company, the Fund and several other funds advised by the Adviser, dated as of November 1, 2010, as amended, supplemented or otherwise modified from time to time (the "Credit Agreement").  Under the Credit Agreement, the Fund may borrow from time to time on a revolving basis at any time up to $28,000,000 in order to fund all or a portion of the purchase price of the Interests purchased in the Offer and to finance other short-term liquidity needs.  Although the Credit Agreement is scheduled to terminate on October 28, 2013, the Adviser intends to negotiate to amend the Credit Agreement to extend its term for a period of at least one year.  The Adviser also intends to explore obtaining a secured credit facility on substantially the same terms and conditions as the Credit Agreement with other financial institutions.  If the Fund extends the term of the Credit Agreement, or enters into a new secured credit facility, the Fund expects that any borrowings to fund the repurchase of Interests would be made pursuant to the Credit Agreement or such new credit facility.

Indebtedness outstanding under the Credit Agreement accrues interest at a rate equal to 1.5% plus the higher of LIBOR and the Federal Funds Rate from time to time in effect (the "Interest Rate"), or at 2% over the Interest Rate during an event of default.  Interest is payable on the maturity date of the applicable loan.  The principal amount of any loan outstanding under the Credit Agreement, together with any interest accrued thereon, is due on the earlier of 120 days after each loan was borrowed and October 28, 2013.  The Credit Agreement also contains a number of other representations and warranties, covenants and conditions to each borrowing that are typical of commercial revolving credit agreements.  The Fund gives no assurances that it will be in compliance with such representations, warranties, covenants and conditions at the times it may wish to borrow under the Credit Agreement.  Obligations of each of the borrowers under the Credit Agreement are several and not joint.  Indebtedness under the Credit Agreement is secured by a lien on the assets of the Fund.

The amount of any borrowings under the Credit Agreement would depend upon the amount of Interests tendered and prevailing general, economic and market conditions.  If the Fund borrows under the Credit Agreement to pay for Interests purchased in the Offer, the Fund expects that such borrowings would be repaid from funds received from time to time in the ordinary course upon sales of Interests or sale of the Fund's investments.

8.           Certain Information About the Fund.  The Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end, non-diversified, management investment company and is organized as a Delaware limited liability company.  The principal executive office of the Fund is located at 677 Washington Boulevard, Stamford, Connecticut 06901 and the telephone number is (203) 719-1428.  Interests are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the L.L.C. Agreement.  The Fund's Directors are:  Virginia G. Breen, Meyer Feldberg, George W. Gowen and Stephen H. Penman.  Their address is c/o UBS Alternative and Quantitative Investments LLC, 677 Washington Boulevard, Stamford, Connecticut 06901.  Mr. Feldberg is an "interested person" (as defined in the 1940 Act) of the Fund because he is an affiliated person of a broker-dealer with which the Fund does business.

The Fund does not have any plans or proposals that relate to or would result in:  (a) the acquisition by any person of additional Interests (other than the Fund's intention to accept subscriptions for Interests from time to time in the discretion of the Fund) or the disposition of Interests, other than as disclosed in the Prospectus; (b) an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund; (c) any material change in the present distribution policy or indebtedness or capitalization of the Fund; (d) any change in the identity of the Adviser or Directors of the Fund, or in the management of the Fund including, but not limited to, any plans or proposals to change the number or the term of the Directors of the Fund, to fill any existing vacancy for a Director of the Fund or to change any material term of the investment advisory arrangements with the Adviser; (e) a sale or transfer of a material amount of assets of the Fund (other than as the Directors determine may be necessary or appropriate to fund any portion of the purchase price for Interests acquired pursuant to this Offer to Purchase or in connection with the ordinary portfolio transactions of the Fund); (f) any other material change in the Fund's structure or business, including any plans or proposals to make any changes in its fundamental investment policy for which a vote would be required by Section 13 of the 1940 Act, except that, at a meeting of the Board held on September 17, 2013, the Board approved changing the Fund's investment program to one that seeks to provide diversification among traditional fixed-income portfolios, as discussed further in Section 11 hereof; or (g) any changes in the L.L.C. Agreement or other actions that may impede the acquisition of control of the Fund by any person.

During the past 60 days, there were no transactions involving the Interests that were effected by the Fund, the Adviser, the Directors or any person controlling the Fund or controlling the Adviser.

Based on the July 31, 2013 estimated net asset value of the Fund, the Adviser beneficially owns $57,711 in Interests and does not intend to tender in the Offer.

9.           Certain Federal Income Tax Consequences.  The following discussion is a general summary of the federal income tax consequences of the purchase of Interests by the Fund from investors pursuant to the Offer.  Investors should consult their own tax advisers for a complete description of the tax consequences to them of a purchase of their Interests by the Fund pursuant to the Offer.

An investor who tenders its entire Interest (and whose entire Interest is repurchased) to the Fund for repurchase generally will recognize capital gain or loss to the extent of the difference between the proceeds received by such investor (consisting of the principal payments under the 95% Note and the Contingent Payment Note) and such investor's adjusted tax basis in its Interest.  Gain, if any, will be recognized by a tendering investor only as and after the total proceeds received by such investor exceed the investor's adjusted tax basis in its Interest.  A loss, if any, may be recognized after the tendering investor has received payment under the Notes.  This capital gain or loss will be short-term, long-term, or some combination of both, depending upon the timing of the investor's contributions to the Fund.  Interest on the Contingent Payment Note is taxable to a tendering investor receiving such Note under such investor's method of accounting, subject to the possible application of certain rules under the Internal Revenue Code and Treasury Regulations relating to short-term obligations.  A tendering investor will recognize ordinary income to the extent such investor's allocable share of the Fund's "unrealized receivables" exceeds the investor's basis in such unrealized receivables, as determined pursuant to the Treasury Regulations.  For these purposes, unrealized receivables in respect of a tendering investor include, among other items, any market discount bonds or short-term obligations held directly or indirectly by the Fund to the extent of the amounts which would be treated as ordinary income if such bonds or obligations had been sold by the Fund.  Further, a tendering investor may recognize some amount of ordinary income if the Fund or an underlying fund makes or has made an election to mark-to-market its assets under applicable tax rules.  An investor who tenders less than its entire Interest to the Fund for repurchase will recognize gain (but not loss) in a similar manner only to the extent that the amount of the proceeds received (consisting of the principal payments under the Partial Tender Note and any other promissory note issued to the investor pursuant to Section 6 of this Offer to Purchase) exceeds such investor's adjusted tax basis in its Interest.

If an investor recognizes a loss in an amount greater than $250,000 upon the tender of its entire Interest to the Fund for repurchase, the Fund will be required, under Section 734 of the Internal Revenue Code, to reduce the tax basis of its property by the amount of the loss recognized by the tendering investor.

The Board of Directors of the Fund may specially allocate items of Fund ordinary income and/or capital gain, including short-term capital gain, to a withdrawing investor to the extent its liquidating distribution would otherwise exceed its adjusted tax basis in its Interest.  Such a special allocation may result in the withdrawing investor recognizing ordinary income and/or capital gain, which may include short-term gain, in the investor's last taxable year in the Fund, thereby potentially reducing the amount of any long-term capital gain that, absent the special allocation, would otherwise have been recognized during the tax year in which it receives its liquidating distribution upon withdrawal.  Similarly, the Board of Directors of the Fund may specially allocate items of Fund deductions, ordinary loss and/or capital loss, including long-term capital loss, to a withdrawing investor to the extent its adjusted tax basis in its Interest would otherwise exceed its liquidating distribution.

10.           Disclosure Provisions.  Provisions of the Internal Revenue Code and Treasury Regulations require taxpayers that participate in "reportable transactions" to disclose such participation to the Internal Revenue Service (the "Service") (by attaching Form 8886 to their tax returns and filing a copy of that Form with the IRS Office of Tax Shelter Analysis) and comply with certain document retention requirements.  In addition, certain "material advisors" with respect to such a transaction are required to maintain records, including lists identifying investors in the transaction, and must furnish those records to the Service upon demand.  A transaction may be a "reportable transaction" based on any of several criteria, one or more of which may be present with respect to an investment in or by the Fund or the tender of Interests, including, among others, the recognition of a loss in excess of a prescribed threshold upon the tender of Interests.  These disclosure provisions are directed towards "tax shelters," however, they are quite broad and may encompass transactions that typically would not be considered "tax shelters."  Significant penalties may apply upon a failure to comply with the disclosure provisions, and with respect to any understatements of tax resulting from participation in certain reportable transactions.  Investors should consult their own tax advisors concerning any possible disclosure obligation they may have with respect to their investment in the Fund and any tender of Interests and should be aware that the Fund (and perhaps other participants in the transaction) intends to comply with the disclosure and investor list maintenance requirements to the extent the Fund determines them to apply with respect to this transaction and/or its investments.

Notwithstanding any other provision or statement in any offering document of the Fund (including the Prospectus, the Statement of Additional Information and the L.L.C. Agreement) or any document pertaining to the Offer or the tender of Interests, an investor (and each employee, representative or other agent of the investor) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Fund, the offering of its Interests and this Offer and all materials of any kind (including opinions or other tax analyses) that are provided to the investor relating to such tax treatment and tax structure.  For the avoidance of doubt, this authorization is not intended to permit disclosure of the names of, or other identifying information regarding, the participants in the transaction, or of any information or the portion of any materials not relevant to the tax treatment or tax structure of the transaction.

11.           Change in the Fund's Investment Program.  At a meeting of the Fund's Directors held on September 17, 2013, the Board approved changing the Fund's investment program to one that seeks to provide diversification among traditional fixed-income portfolios.

Currently, the Fund's investment program has a relatively narrow focus within the fixed-income market, primarily investing with Investment Managers that employ long/short credit, distressed/opportunistic and structured credit strategies.  Increasingly, the Adviser has identified a more limited opportunity set for long-biased credit strategies.  With yields recently having reached historic lows, and high yield and leveraged loan default volumes continuing below 2%, the Adviser believes that it would be beneficial for the Fund to focus on more active long/short and structured credit strategies.  Additionally, the Adviser believes that there are opportunities to take advantage of increasingly volatile interest rate and currency markets.  The Adviser's research, along with its investments in the fixed-income hedge fund universe, suggests to it that including additional fixed-income strategies will offer the Fund the opportunity to provide additional attractive risk-adjusted returns.  The Adviser believes that having the ability to invest in a wider array of low-correlated Investment Managers will help provide a thoughtful and manageable way for investors to navigate an investment landscape of rising interest rates and increased volatility in their fixed-income portfolios.

Effective as of January 1, 2014, the Fund will seek to achieve its objective by deploying its assets primarily among Investment Managers that may employ a wide range of fixed-income and derivative (and, to a lesser extent, equity) strategies to take advantage of market opportunities and pricing inefficiencies between the perceived value of an Obligation and its market value.  The Investment Managers' investment strategies can be broadly grouped into the following categories:

•
Distressed:  invests in the debt or equity securities of firms that are in the midst of financial restructuring, balance sheet re-capitalization, or are trading at stressed or distressed prices in anticipation of such an event.  Distressed securities are often inefficiently priced due to their lack of liquidity, the existence of forced sellers and the uncertainty created by the restructuring process.  An underlying investment fund investing in a  reorganization or liquidation proceeding may lose its entire investment or may be required to accept cash or securities with a value less than the original investment.  Among other risks, it frequently may be difficult to obtain accurate information as to the condition of distressed issuers, and the ability of such entities to repay their debts on schedule could be affected by adverse interest rate movements, changes in the general economic climate, economic factors affecting a particular industry, or specific developments within such companies.

•
Corporate Long/Short:  involves investing long and/or short in debt or debt-linked securities on an opportunistic basis.  This strategy may be directionally long or directionally short, and seeks to exploit opportunities across comparable debt securities of different companies or of a single company versus an index.  If an Investment Manager's analysis is incorrect or based on inaccurate information, these investments may result in significant losses to an underlying investment fund.

•
Structured Products:  generally focus on credit risk as opposed to interest rate or prepayment risk.  The universe of structured product strategies can be divided into the following two general groups, although there are Investment Managers that invest across the structured credit universe:

•
Asset-backed securities (ABS):  typically emphasize non-agency residential mortgage backed securities and commercial mortgage backed securities, and other asset backed securities such as auto loans, home equity loans, credit card receivables, student loans, manufactured housing, aircraft leases, and a variety of other cash-flow producing assets.

•
Structured corporate credit:  typically focuses on collateralized loan obligations (CLO), collateralized bond obligations (CBO) and corporate credit index tranches (e.g., High Yield CDX indices).  Investment Managers can be either directional (e.g., purchasing specific tranches of a CLO trading at distressed prices,) or relative value (e.g., taking advantage of technical inefficiencies in the relative pricing of two different tranches of an index), or both.

Underlying investment funds that invest in structured products bear the credit risks of the underlying collateral, index or reference obligation and are subject to counterparty risk.  Structured instruments may be less liquid than other fixed-income securities and the price of structured instruments may be more volatile.  The investment characteristics of structured products differ from traditional debt securities.  Interest and principal payments are made more frequently, usually monthly, than is the case with traditional debt securities, and principal generally may be prepaid at any time because the underlying assets themselves generally may be prepaid at any time.

•
Reinsurance:  an income-based strategy in which an Investment Manager attempts to generate returns by insuring catastrophe and other risks that other insurance (or reinsurance) companies want to offset.  Reinsurance strategies have historically had little correlation to more traditional capital market investments and thus have the potential to be a source of diversification within a portfolio.  The principal risk of an investment in a reinsurance-related security is that a triggering event (e.g., natural events, such as a hurricane, tornado or earthquake of a particular size/magnitude in a designated geographic area; or non-natural events, such as large aviation disasters) will occur and an underlying investment fund will lose all or a significant portion of the principal it has invested in the security and right to additional interest payments with respect to the security.  As the likelihood and severity of natural and other large disasters increases, the risk of significant losses to reinsurers may increase.

•
Niche Credit/Income:  income-generating, carry-based strategies that do not fit into the Distressed, Corporate Long/Short, Structured Products or Reinsurance investment strategies disclosed above.  Investment Managers employing these niche strategies may invest in:  private investments in public equity (PIPES); Regulation D offerings; life/viatical settlements and traded life policies (TLP); structured settlements; media rights; patents and royalty streams; and special purpose acquisition companies (SPACs).

•
Global Macro:  encompasses funds that have the broadest mandate and trade in all asset classes around the world, including but not limited to equity, fixed-income, foreign exchange (FX), commodities and emerging markets.  Investment Managers generally focus on underlying macro-economic fundamentals in developing their investment theses.  There can be no assurance that such macro-economic fundamentals will prove to be correct.

•
Systematic Trading:  typically trades listed financial and commodity futures and interbank markets around the world utilizing highly sophisticated technical models to analyze price and market data in order to identify trading opportunities.  If a model's analysis is flawed or based on inaccurate information, these investments may result in significant losses to an underlying investment fund.

•
Capital Structure / Volatility Arbitrage:  generally seeks to benefit from anomalies in the relative value of different securities or issues within a single company's capital structure.  The success of arbitrage strategies depends on the ability of an Investment Manager to accurately assess the relative value of a security in relation to its historical trading range.  If assumptions used in the research and analysis of the arbitrage investment are incorrect or if the model used to evaluate arbitrage investments is flawed, arbitrage strategies may be unsuccessful.  The simultaneous failure of arbitrage strategies among a number of securities or underlying investment funds may result in significant losses to the Fund.

•
Fixed-Income Relative Value:  attempts to profit from price anomalies between related interest rate and currency instruments with the goal generally being to deliver steady returns with low volatility.  If an Investment Manager's analysis is incorrect or based on inaccurate information, these investments may result in significant losses to an underlying investment fund.

•
Agency Mortgage-Backed Securities:  traditionally seeks to invest in high quality securities with no credit risk (e.g., U.S. government and agency guaranteed mortgage-backed securities and U.S. Treasury securities), while hedging out interest rate risk to earn excess spread on the security.  Although legislation has been enacted to support certain government sponsored entities, including the Federal Home Loan Banks, the Federal Home Loan Mortgage Corporation (FHLMC) and the Federal National Mortgage Association (FNMA), there is no assurance that the obligations of such entities will be satisfied in full, or that such obligations will not decrease in value or default.  Certain governmental entities, including FHLMC and FNMA, have been subject to regulatory scrutiny regarding their accounting policies and practices and other concerns that may result in legislation, changes in regulatory oversight and/or other consequences that could adversely affect the credit quality, availability or investment character of securities issued by these entities.

At any given time, the Fund may not invest in all or any of the foregoing strategies, and may invest in other strategies not listed above.

The Fund, from time to time, may invest a substantial portion of the assets managed in an industry sector.  As a result, an Investment Manager's investment portfolio (as well as the Fund's) may be subject to greater risk and volatility than if investments had been made in the securities of a broader range of issues.  There can be no assurances that an underlying investment fund's strategy (hedging or otherwise) will be successful or that it will employ such strategies with respect to all or any portion of its portfolio.  The underlying investment funds in which the Fund invests can be highly illiquid, are not required to provide periodic pricing or valuation to investors, and may involve complex tax strategies.  In addition, the overall performance of the Fund is dependent not only on the investment performance of individual Investment Managers, but also on the ability of the Adviser to effectively select and allocate the Fund's assets among such Investment Managers on an ongoing basis.  The Fund's portfolio may be leveraged and the volatility of the price of its interests may be great.  The Fund's fees and expenses may substantially offset the Fund's trading profits.  An investment in the Fund is long term and there is no secondary market for interests in the Fund and none is expected to develop.  In addition, the ability to transfer one's interest in the Fund is restricted.  It is possible that the Fund will be unable to provide tax information to investors without significant delays and investors may need to seek extensions on the time to file their tax returns at the federal, state and local levels.  Interests are not deposits or obligations of, or guaranteed or endorsed by any bank or other insured depository institution, and are not insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other governmental agency.  Prospective investors should understand these risks and have the financial ability and willingness to accept them for an extended period of time before making an investment in the Fund.  Investors should consider the Fund as a supplement to an overall investment program.

It is possible that investors may lose some or all of their investment.  An investor should consider the suitability of this investment with respect to the investor's investment objectives and personal situation, as well as consider factors such as personal net worth, income, age, risk tolerance and liquidity needs.  An investment in the Fund is suitable only for investors who can bear the risks associated with the limited liquidity of the interests and should be viewed as a long-term investment.  There can be no assurance that the Fund's investment objective will be achieved or that its investment program will be successful.

12.           Miscellaneous.  The Offer is not being made to, nor will tenders be accepted from, investors in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of such jurisdiction.  The Fund is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction.  However, the Fund reserves the right to exclude investors from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made.  The Fund believes such exclusion is permissible under applicable laws and regulations, provided the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer.

The Fund has filed an Issuer Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, which includes certain information relating to the Offer summarized herein.  A free copy of such statement may be obtained from the Fund by contacting BNY at the address and phone number set forth on page 2 or from the Securities and Exchange Commission's website, http://www.sec.gov.  For a fee, a copy may be obtained from the Public Reference Room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, DC 20549.